Exhibit 99.1

CRH Reports Third Quarter 2026 Results

•Resilient Q3 performance despite a challenging cost environment and subdued residential activity
•Expect FY26 Net Income of $3.1B-$3.3B and Adjusted EBITDA* of $7.8B-$8.0B
•Announcing new share buyback program of up to $6B expiring at the end of 2030
•$8.5B Arcosa acquisition completed; further $1.9B invested in 27 value-accretive acquisitions YTD
•Introducing Velocity: evolving CRH's operating model to drive structurally higher margins; expect $400M annual run-rate benefits by end of 2028
•2027 outlook positive across key end-markets; underpinned by our superior strategy and connected portfolio

NEW YORK (Oct. 29, 2026) – CRH (NYSE: CRH), the leading provider of building materials, today reported third quarter 2026 financial results. Total revenues of $11.4 billion (Q3 2025: $11.1 billion) were 3% ahead of the prior year driven by positive pricing momentum, resilient underlying demand, and contributions from acquisitions. Net income of $1.2 billion (Q3 2025: $1.5 billion) was lower than the prior year, primarily impacted by Loss on impairments. Adjusted EBITDA* of $2.7 billion was in line with the prior year period (Q3 2025: $2.7 billion), as disciplined commercial execution, performance improvement initiatives and contributions from acquisitions were offset by cost inflation, subdued residential activity and the impact of divestitures. CRH’s net income margin of 10.4% (Q3 2025: 13.7%) and Adjusted EBITDA margin* of 23.5% (Q3 2025: 24.3%) were behind the prior year.1
Jim Mintern, CEO, stated “Against a challenging and volatile inflationary cost backdrop our teams delivered a resilient Q3 performance reflecting disciplined commercial execution, performance improvement initiatives and positive underlying demand in key end-markets. We completed the acquisition of Arcosa, reinforcing our position as the leading aggregates and critical infrastructure player in North America. Backed by our significant cash generation capabilities and robust balance sheet, we are announcing a $6 billion share buyback program to run to the end of 2030. In addition, with Velocity we are fast-tracking the strategy that we laid out at our Investor Day in 2025. By simplifying our operating model, leveraging technology and data more effectively, and increasing agility across the organization, CRH will execute with greater speed and efficiency, raising our ambitions and accelerating the delivery of our expanded margins.”

Summary Financials	Q3 2026	YoY Change	9M 2026	YoY Change
Total revenues	$11.4bn	+3%	$29.5bn	+5%
Net income	$1.2bn	(22%)	$2.5bn	(9%)
Net income margin	10.4%	(330bps)	8.5%	(130bps)
Adjusted EBITDA*	$2.7bn	–	$5.9bn	+4%
Adjusted EBITDA margin*	23.5%	(80bps)	20.0%	(20bps)
Diluted Earnings Per Share	$1.86	(16%)	$3.79	(5%)
Diluted Earnings Per Share pre-impairment*	$2.09	(8%)	$4.09	+1%

1*Represents a non-GAAP financial measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 12 to 14.

Exhibit 99.1
Three months ended September 30, 2026
Americas Materials Solutions' Total revenues were 6% ahead of the third quarter of 2025, driven by positive pricing in aggregates and asphalt, strong demand from major projects and contributions from acquisitions. Adjusted EBITDA increased by 1% year-over-year, reflecting disciplined cost management and contributions from acquisitions offsetting the impact of divestitures and cost inflation.
Americas Building Solutions' Total revenues decreased 3% compared to the third quarter of 2025, as strong performance in utility infrastructure, data center activity and contributions from acquisitions were offset by subdued residential demand and the impact of divestitures. Adjusted EBITDA declined 18% year-over-year, reflecting the non-recurrence of the prior year gain on the disposal of certain land assets and higher cost inflation.
International Solutions' Total revenues were 1% ahead of the third quarter of 2025, as positive pricing momentum, increased activity levels in certain markets and contributions from acquisitions offset the impact of divestitures. Adjusted EBITDA was 6% ahead of the prior year, driven by strong pricing, operational excellence initiatives and contributions from acquisitions.

Please refer to Appendix 1 on pages 6 to 7 for detailed business segment information for the three months ended September 30, 2026.

Velocity
During the third quarter of 2026, CRH launched Velocity, a transformation initiative focused on delivering an enhanced scalable operating model that will support ongoing strategy execution. Velocity will underpin growth objectives while enhancing operational efficiency thereby delivering a structurally higher margin business. The program will simplify organizational structures and processes, optimize process technology, the use of Artificial Intelligence and data, supporting accelerated decision-making and deployment of best practices.
By end of 2028, the two-year program is expected to deliver annual run-rate benefits of approximately $400 million. Velocity is expected to result in total non-routine costs of approximately $400 million including costs associated with process redesign, technology implementation and organizational optimization. Since inception of the program through to the end of the third quarter 2026, CRH has recognized non-routine transformation-related program costs of $49 million.

Acquisitions and Divestitures
CRH has a proven track record of allocating capital into high-growth connected businesses that maximize value for shareholders. In the three months ended September 30, 2026, CRH completed nine acquisitions for a total consideration of $0.5 billion, compared with $2.5 billion in the same period of 2025. Americas Materials Solutions completed four acquisitions, Americas Building Solutions completed two acquisitions and International Solutions completed three acquisitions.
On October 23, 2026, CRH completed its acquisition of Arcosa, Inc. ('Arcosa'), a leading U.S. provider of aggregates and critical infrastructure products. Under the terms of the merger agreement, Arcosa stockholders received $150.00 per share in cash, for a total enterprise value of approximately $8.5 billion (the ‘Arcosa Acquisition’). CRH financed the transaction with proceeds from borrowings under a $2.5 billion term loan facility, a $3.3 billion bridge facility and cash on hand. The acquisition of Arcosa advances the Company’s connected portfolio strategy, reinforces CRH’s position as the leader in U.S. aggregates, and increases exposure to some of the fastest-growing Metropolitan Statistical Areas in the United States. In addition, the Engineered Structures business has a strong market position, supported by infrastructure megatrends, and is well positioned to benefit from significant investment in grid modernization, electrification, and data center construction.
In the three months ended September 30, 2026, CRH also realized proceeds from divestitures and disposals of long-lived assets of $0.1 billion, net of disposal costs and deferred proceeds, in line with the same period in 2025.
Dividends and Share Buybacks
In line with its policy of consistent long-term dividend growth, on October 29, 2026, CRH announced a quarterly dividend of $0.39 per share, representing a 5% increase on the prior year. The dividend will be paid on December 9, 2026, to shareholders registered at the close of business on November 13, 2026.
During the third quarter of 2026, CRH repurchased approximately 0.8 million Ordinary Shares for $0.1 billion, bringing its repurchases to $0.7 billion through the third quarter of 2026, compared with $0.9 billion in the first nine months of the prior year.
CRH today announced that its Board of Directors has authorized a new share buyback program of up to $6 billion, expiring at the end of 2030. This new authorization reflects the Company's significant financial capacity backed by its robust balance sheet and the strength of its cash-generating capabilities. Repurchases may be made from time to time in open-market transactions (including pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and through plans adopted under Rule 10b5-1), privately negotiated transactions, accelerated share repurchases or other structured or derivative transactions, tender offers, or by other means, in accordance with applicable securities laws and Irish law. The timing, manner, price, amount and continuation of any repurchases will be determined by management in its discretion based on the Company’s share price, market and business conditions, capital allocation priorities, applicable legal requirements and other factors.

CRH Q3 2026 Results 2

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $555 million were $6 million lower than the prior year (Q3 2025: $561 million).
Loss on impairments was $178 million (Q3 2025: $40 million), related to the Philippines reporting unit within International Solutions.
Interest income of $22 million was lower than the comparable period (Q3 2025: $37 million), primarily due to lower average cash on deposit. Interest expense was $209 million, in line with Q3 2025.
Income tax expense of $494 million (Q3 2025: $428 million) was higher than the prior year, reflecting a higher effective tax rate, primarily due to higher Loss on impairments in the period and the movement in uncertain tax positions in the prior year.
Other nonoperating income, net, was $10 million, compared with $12 million in Q3 2025.
Diluted Earnings Per Share (EPS) of $1.86 was lower than the prior year (Q3 2025: $2.21) primarily due to Loss on impairments, Loss from equity method investments, higher Income tax expense and transformation-related costs. Diluted EPS pre-impairment* of $2.09 was also lower than the prior year (Q3 2025: $2.27).
Balance Sheet and Liquidity
Total short and long-term debt was $19.6 billion at September 30, 2026, compared with $17.7 billion at December 31, 2025.
Net Debt* at September 30, 2026, was $15.0 billion, compared with $14.2 billion at December 31, 2025. The increase in Net Debt* reflects purchases of property, plant and equipment, acquisitions, as well as cash returns to shareholders through dividends and share buybacks, partially offset by inflows from operating activities and proceeds from divestitures. CRH ended Q3 2026 with $5.1 billion of cash and cash equivalents and restricted cash on hand (September 30, 2025: $4.3 billion).
As of September 30, 2026, the Company had $4.5 billion of undrawn committed facilities available for use for general corporate purposes, which were available until May 2030. As of September 30, 2026, and in connection with the Arcosa Acquisition, the Company had entered into a bridge facility agreement with commitments of $3.3 billion and a $2.5 billion term loan facility. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating.
2026 Full Year Outlook
Reflecting our third quarter performance and updated expectations for the fourth quarter, we are revising our full year 2026 guidance to reflect the earlier than anticipated completion of the Arcosa Acquisition, the inflationary cost backdrop and a more challenging residential construction market. Notwithstanding the volatile cost environment, we continue to expect favorable underlying demand across our key end-markets, underpinned by significant public investment in infrastructure and continued reindustrialization activity. We expect the residential end-market to remain weak in the near-term. Assuming normal seasonal weather patterns and absent any further major dislocations in the geopolitical or macroeconomic environment, CRH's superior strategy, connected portfolio and leading positions of scale in attractive high-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2026 and beyond.

2026 Guidance (i)	Updated Guidance		Previous Guidance
(in $ billions, except per share data)	Low	High	Low	High
Net income (ii)	3.1	3.3	3.9	4.1
Adjusted EBITDA*	7.8	8.0	8.1	8.5
Diluted EPS (ii)	$4.63	$4.85	$5.60	$6.05
Adjusted Diluted EPS* (iii)	$5.37	$5.59	–	–
Capital expenditure	2.6	2.8	2.7	2.9

(i) The 2026 guidance includes the expected fourth quarter contribution from the recent acquisition of Arcosa as well as expected fourth quarter Velocity transformation-related costs. It does not assume any further significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, further impairments or divestitures or other unforeseen events.
(ii) 2026 Net income and Diluted EPS are based on approximately $0.8 billion of interest expense, net, an effective tax rate of approximately 27% and a year-to-date average of approximately 670.5 million diluted Common Shares outstanding.
(iii) Adjusted Diluted EPS* adjusts for items that affect comparability on a period-to-period basis, including substantial acquisition and integration-related costs, transformation-related costs, Loss on impairments, gain/loss on divestitures and investments, pension expense/income excluding current service cost component, and the related tax impact of such adjustments. An adjustment is also included for the after-tax impact of amortization of acquired intangible assets because the amount and timing of this expense is impacted by the timing, size, number and nature of acquisitions completed. For further information, including management’s perspective on this new non-GAAP financial measure, see Appendix 3.

CRH Q3 2026 Results 3

Exhibit 99.1
Q3 2026 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EDT) on Thursday, October 29, 2026, to discuss its Q3 2026 results and outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, and a recording of the conference call will be made available afterwards.
About CRH
CRH is the leading provider of building materials critical to modernizing infrastructure. With our team of 83,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. CRH (NYSE: CRH) is a member of the S&P 500 Index. For more information, visit www.crh.com.
CRH Q3 2026 Results 4

Exhibit 99.1
Appendices

CRH Q3 2026 Results 5

Exhibit 99.1
Appendix 1 - Results Of Operations
Three months ended September 30, 2026
Americas Materials Solutions

		Analysis of Change
in $ millions	Q3 2025	Currency	Acquisitions	Divestitures	Organic	Q3 2026	% change
Total revenues	5,637	(7)	+373	(83)	+65	5,985	+6%
Adjusted EBITDA	1,555	(2)	+83	(12)	(49)	1,575	+1%
Adjusted EBITDA margin	27.6%					26.3%
Americas Materials Solutions' Total revenues were 6% ahead of the third quarter of 2025, driven by higher pricing across aggregates and asphalt, strong demand from major projects and contributions from acquisitions.
In Essential Materials, Total revenues increased by 19%, reflecting higher aggregates pricing and the contribution from the 2025 acquisition of Eco Material Technologies. Aggregates volumes increased by 2% and pricing increased by 5%, while cement volumes were in line with the prior year period and pricing was 2% behind, reflecting weakness in residential demand and the impact of geographic mix-effects.
In Road Solutions, Total revenues were 2% ahead of the prior year period. Asphalt volumes declined 2%, impacted by adverse weather and divestitures, while pricing increased by 7%. Ready mix concrete volumes increased by 2%, supported by project demand and acquisitions, with pricing up 3% over the same period. Paving and construction revenues were 1% behind the prior year period, as contributions from acquisitions were offset by adverse weather.
Adjusted EBITDA for Americas Materials Solutions was 1% ahead of the third quarter of 2025, supported by positive pricing momentum, disciplined cost management and contributions from acquisitions, offsetting the impact of divestitures and cost inflation. Adjusted EBITDA margin was 130bps lower than the third quarter of 2025.

Americas Building Solutions

		Analysis of Change
in $ millions	Q3 2025	Currency	Acquisitions	Divestitures	Organic	Q3 2026	% change
Total revenues	1,797	(1)	+76	(100)	(20)	1,752	(3%)
Adjusted EBITDA	432	–	+7	(6)	(80)	353	(18%)
Adjusted EBITDA margin	24.0%					20.1%
Americas Building Solutions' Total revenues were 3% behind the third quarter of 2025, as strong utility infrastructure, data center activity and contributions from acquisitions were offset by the impact of divestitures and subdued residential demand.
In Building & Infrastructure Solutions, Total revenues were 16% ahead of the third quarter of 2025, reflecting higher demand in energy and water infrastructure markets, together with the contribution from the Axius Water acquisition.
In Outdoor Living Solutions, Total revenues were 15% lower than the prior year period, reflecting the impact of divestitures and subdued residential demand.
Americas Building Solutions' Adjusted EBITDA was 18% behind the third quarter of 2025, primarily due to the non-recurrence of the prior year gain on the disposal of certain land assets and cost inflation, partially offset by performance improvement initiatives. Adjusted EBITDA margin was 390bps behind the third quarter of 2025.

CRH Q3 2026 Results 6

Exhibit 99.1
International Solutions

		Analysis of Change
in $ millions	Q3 2025	Currency	Acquisitions	Divestitures	Organic	Q3 2026	% change
Total revenues	3,635	(18)	+234	(269)	+77	3,659	+1%
Adjusted EBITDA	708	(7)	+36	(17)	+34	754	+6%
Adjusted EBITDA margin	19.5%					20.6%
International Solutions' Total revenues were 1% ahead of the third quarter of 2025, as positive pricing momentum, increased activity levels in certain markets and contributions from acquisitions offset the impact of divestitures.
In Essential Materials, Total revenues were 9% ahead of the third quarter of 2025, supported by continued pricing progress, increased activity in certain markets and contributions from acquisitions. Aggregates and Cement volumes were 9% and 1% ahead of the comparable period in 2025, respectively. Aggregates and Cement pricing was also ahead by 5% and 6%, respectively, reflecting continued pricing momentum.
In Road Solutions, Total revenues were 1% ahead of the prior year period, with continued pricing progress, contributions from acquisitions and increased activity in certain markets partially offset by the impact of divestitures. Ready mix concrete volumes and pricing were 10% and 5% ahead of the comparable period in 2025, respectively. Asphalt volumes were 1% ahead of the prior year period, supported by higher activity levels in Western Europe, while pricing was 16% ahead, benefiting from geographic mix-effects.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, Total revenues were 18% behind the third quarter of 2025, due to the impact of divestitures.
Adjusted EBITDA in International Solutions was 6% ahead of the third quarter of 2025, benefiting from positive pricing momentum, operational excellence initiatives and contributions from acquisitions, which more than offset the impact of divestitures and cost inflation. Adjusted EBITDA margin increased by 110bps.

CRH Q3 2026 Results 7

Exhibit 99.1
Appendix 2 - Financial Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three and nine months ended September 30, 2026, and do not present all necessary information for a complete understanding of the Company's financial condition as of September 30, 2026, and its results of operations for the interim periods then ended. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended September 30, 2026, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2026	2025	2026	2025
Product revenues	8,461	8,087	23,186	21,618
Service revenues	2,935	2,982	6,357	6,413
Total revenues	11,396	11,069	29,543	28,031
Cost of product revenues	(4,357)	(4,083)	(13,037)	(11,992)
Cost of service revenues	(2,618)	(2,677)	(5,746)	(5,867)
Total cost of revenues	(6,975)	(6,760)	(18,783)	(17,859)
Gross profit	4,421	4,309	10,760	10,172
Selling, general and administrative expenses	(2,366)	(2,298)	(6,690)	(6,251)
Gain on disposal of long-lived assets	19	110	93	153
Loss on impairments	(178)	(40)	(226)	(40)
Operating income	1,896	2,081	3,937	4,034
Interest income	22	37	65	104
Interest expense	(209)	(209)	(632)	(590)
Other nonoperating income (expense), net	10	12	288	(17)
Income from operations before income tax expense and income from equity method investments	1,719	1,921	3,658	3,531
Income tax expense	(494)	(428)	(1,100)	(795)
(Loss) income from equity method investments	(41)	26	(43)	17
Net income	1,184	1,519	2,515	2,753

Net (income) attributable to redeemable noncontrolling interests	(9)	(10)	(19)	(18)
Net loss (income) attributable to noncontrolling interests	70	(6)	59	(7)
Net income attributable to CRH	1,245	1,503	2,555	2,728

Earnings per share attributable to CRH
Basic	$1.86	$2.23	$3.80	$4.02
Diluted	$1.86	$2.21	$3.79	$3.99

Weighted average common shares outstanding
Basic	665.2	672.3	667.0	674.4
Diluted	666.9	675.5	669.2	678.2

CRH Q3 2026 Results 8

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	September 30	December 31	September 30
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	5,108	4,096	4,198
Restricted cash	–	51	90
Accounts receivable, net of allowance for credit losses of $136 million, $137 million, and $158 million as of September 30, 2026, December 31, 2025, and September 30, 2025, respectively	7,136	5,178	6,961
Inventories	5,095	5,251	5,019
Other current assets	755	678	584
Total current assets	18,094	15,254	16,852
Property, plant and equipment, net	25,229	24,937	23,783
Equity method investments	415	502	743
Goodwill	13,273	13,099	12,676
Intangible assets, net	2,034	2,048	2,146
Operating lease right-of-use assets, net	1,283	1,471	1,412
Other noncurrent assets	1,019	1,018	915
Total assets	61,347	58,329	58,527

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,475	3,263	3,156
Accrued expenses	2,046	2,196	2,393
Current portion of long-term debt	4,820	1,175	3,968
Operating lease liabilities	253	286	257
Other current liabilities	1,807	1,834	1,822
Total current liabilities	12,401	8,754	11,596
Long-term debt	14,804	16,478	14,734
Deferred income tax liabilities	3,580	3,511	3,595
Noncurrent operating lease liabilities	1,071	1,232	1,188
Other noncurrent liabilities	3,066	2,876	2,785
Total liabilities	34,922	32,851	33,898

Redeemable noncontrolling interests	407	430	419
Shareholders’ equity
Preferred stock, €1.27 par value, nil, 150,000 and 150,000 shares authorized and nil, 50,000 and 50,000 shares issued and outstanding for 5% preferred stock and nil, 872,000 and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of September 30, 2026, December 31, 2025, and September 30, 2025, respectively	–	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 700,688,292, 706,946,142 and 709,054,314 issued and 665,097,488, 668,630,350 and 670,472,746 outstanding, as of September 30, 2026, December 31, 2025, and September 30, 2025, respectively	284	286	287
Treasury stock, at cost (35,590,804, 38,315,792 and 38,581,568 shares of common stock as of September 30, 2026, December 31, 2025, and September 30, 2025, respectively)	(1,896)	(2,016)	(2,027)
Additional paid-in capital	320	397	361
Accumulated other comprehensive loss	(341)	(257)	(381)
Retained earnings	26,630	25,593	25,068
Total shareholders’ equity attributable to CRH shareholders	24,997	24,004	23,309
Noncontrolling interests	1,021	1,044	901
Total equity	26,018	25,048	24,210
Total liabilities, redeemable noncontrolling interests and equity	61,347	58,329	58,527

CRH Q3 2026 Results 9

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Nine months ended
	September 30
	2026	2025
Cash flows from operating activities:
Net income	2,515	2,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	1,679	1,566
Loss on impairments	226	40
Share-based compensation	113	104
Gain on disposals from businesses and long-lived assets, net	(356)	(126)
Deferred tax expense	99	175
Loss (income) from equity method investments	43	(17)
Pension and other postretirement benefits net periodic benefit cost	5	17
Non-cash operating lease costs	241	208
Other items, net	24	5
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(2,262)	(1,940)
Inventories	(96)	(24)
Accounts payable	181	(264)
Operating lease liabilities	(245)	(226)
Other assets	(373)	(163)
Other liabilities	502	632
Pension and other postretirement benefits contributions	(38)	(30)
Dividends received from equity method investments	13	–
Net cash provided by operating activities	2,271	2,710

Cash flows from investing activities:
Purchases of property, plant and equipment, and intangibles	(1,825)	(1,892)
Acquisitions, net of cash acquired	(1,659)	(3,121)
Proceeds from divestitures	1,677	52
Proceeds from disposal of long-lived assets	139	183
Distributions received from equity method investments	–	23
Settlements of derivatives	(5)	(72)
Deferred divestiture consideration received	62	40
Other investing activities, net	8	82
Net cash used in investing activities	(1,603)	(4,705)

CRH Q3 2026 Results 10

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Nine months ended
	September 30
	2026	2025
Cash flows from financing activities:
Proceeds from debt issuances	5,799	7,760
Payments on debt	(3,660)	(3,697)
Settlements of derivatives	(52)	120
Payments of finance lease obligations	(109)	(73)
Deferred and contingent acquisition consideration paid	(20)	(28)
Dividends paid	(781)	(749)
Distributions to noncontrolling and redeemable noncontrolling interests	(70)	(31)
Transactions involving noncontrolling interests	(24)	2
Repurchases of common stock	(693)	(930)
Amounts related to employee share plans	(71)	(55)
Net cash provided by financing activities	319	2,319

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(26)	205
Increase in cash and cash equivalents, including restricted cash	961	529
Cash and cash equivalents and restricted cash at the beginning of period	4,147	3,759
Cash and cash equivalents and restricted cash at the end of period	5,108	4,288

Supplemental cash flow information:
Cash paid for interest (including finance leases)	599	494
Cash paid for income taxes	495	380

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	5,108	4,198
Restricted cash presented in the Condensed Consolidated Balance Sheets	–	90
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	5,108	4,288

CRH Q3 2026 Results 11

Exhibit 99.1

Appendix 3 - Non-GAAP Reconciliation and Supplementary Information
CRH uses a number of non-GAAP financial measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These financial measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP financial measures as summarized below should not be viewed in isolation or as an alternative to the most directly comparable GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, Loss on impairments, gain/loss on divestitures and investments, Income/loss from equity method investments, substantial acquisition and integration-related costs, pension expense/income excluding current service cost component and transformation-related costs. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. During the third quarter of 2026, the Company revised its definition of Adjusted EBITDA to exclude substantial acquisition-related integration costs and transformation-related costs. Management believes this revised measure provides a more meaningful representation of performance by excluding non-routine costs that are not reflective of the Company's underlying performance and may affect comparability. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance.
Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of Total revenues.
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended		Nine months ended
	September 30		September 30
in $ millions	2026	2025	2026	2025
Net income	1,184	1,519	2,515	2,753
Loss (income) from equity method investments (i)	41	(26)	43	(17)
Income tax expense	494	428	1,100	795
(Gain) loss on divestitures and investments (ii)	(3)	(4)	(263)	38
Pension income excluding current service cost component (ii)	(4)	(5)	(22)	(14)
Other interest, net (ii)	(3)	(3)	(3)	(7)
Interest income	(22)	(37)	(65)	(104)
Interest expense	209	209	632	590
Depreciation, depletion and amortization	555	561	1,679	1,566
Loss on impairments (i)	178	40	226	40
Substantial acquisition and integration-related costs (iii)	4	13	4	13
Transformation-related costs (iv)	49	–	49	–
Adjusted EBITDA	2,682	2,695	5,895	5,653

Total revenues	11,396	11,069	29,543	28,031
Net income margin	10.4%	13.7%	8.5%	9.8%
Adjusted EBITDA margin	23.5%	24.3%	20.0%	20.2%

(i) For the nine months ended September 30, 2026, the total impairment loss including tax impact comprised of $282 million, principally related to a goodwill impairment recorded within Philippines reporting unit within International Solutions, and the equity method investment in China.
(ii) (Gain) loss on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating income (expense), net in the Condensed Consolidated Statements of Income.
(iii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 4 “Acquisitions” of the unaudited financial statements, as well as other acquisition and integration costs of an extraordinary nature. Expenses in Q3 2026 and Q3 2025 primarily include legal, consulting and tax expenses related to these acquisitions.
(iv) Represents non-routine transformation-related costs associated with the implementation of Velocity.

CRH Q3 2026 Results 12

Exhibit 99.1
Reconciliation to the most directly comparable GAAP measure for the mid-point of the 2026 Adjusted EBITDA guidance is presented below:

	Updated Guidance	Previous Guidance
in $ billions	2026 Mid-Point	2026 Mid-Point
Net income	3.2	4.0
Income tax expense	1.2	1.4
Interest expense, net	0.8	0.7
Depreciation, depletion and amortization	2.3	2.3
Loss on impairments (i)	0.2	–
(Gain) on divestitures and investments	(0.3)	(0.3)
Substantial acquisition and integration-related costs	0.2	–
Other (ii)	0.3	0.2
Adjusted EBITDA	7.9	8.3

(i) Reflective of the impairment of property, plant and equipment and intangible assets, as reported for the nine months ended September 30, 2026.
(ii) Other primarily relates to Loss (income) from equity method investments, pension income excluding current service cost component and transformation-related costs.
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its most directly comparable GAAP measure is presented below:

	September 30	December 31	September 30
in $ millions	2026	2025	2025
Short and long-term debt	(19,624)	(17,653)	(18,702)
Cash and cash equivalents	5,108	4,096	4,198
Finance lease liabilities	(633)	(534)	(506)
Derivative financial instruments (net)	105	(60)	4
Net Debt	(15,044)	(14,151)	(15,006)

Organic Revenues and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenues and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each reporting period.
Organic revenues and organic Adjusted EBITDA are arrived at by excluding the incremental revenues and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenues and organic Adjusted EBITDA are presented as additional measures of revenues and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year (adjusted for currency exchange effects). A reconciliation of the changes in organic revenues and organic Adjusted EBITDA to the changes in Total revenues and Adjusted EBITDA by segment, is presented in Appendix 1.
Diluted EPS pre‑impairment: Diluted EPS pre‑impairment is a measure of the Company's profitability per Common Share from continuing operations excluding any Loss on impairments (which is non-cash) and the related tax impact of such impairments. It is used by management to evaluate the Company's underlying profit performance and its own past performance. Diluted EPS information presented on a pre‑impairment basis is useful to investors as it provides an insight into the Company's underlying performance and profitability. Diluted EPS pre‑impairment is calculated as Net income (loss) adjusted for (i) Net (income) loss attributable to redeemable noncontrolling interests (ii) Net (income) loss attributable to noncontrolling interests (iii) adjustment of redeemable noncontrolling interests to redemption value and excluding any Loss on impairments (and the related tax impact of such impairments) divided by the diluted weighted average number of Common Shares outstanding for the respective period.

CRH Q3 2026 Results 13

Exhibit 99.1
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended				Nine months ended
	September 30				September 30
in $ millions, except share and per share data	2026	Per Share - diluted	2025	Per Share - diluted	2026	Per Share - diluted	2025	Per Share - diluted
Weighted average common shares outstanding – diluted	666.9		675.5		669.2		678.2

Net income	1,184	$1.78	1,519	$2.25	2,515	$3.76	2,753	$4.06
Net (income) attributable to redeemable noncontrolling interests	(9)	($0.01)	(10)	($0.02)	(19)	($0.03)	(18)	($0.03)
Net loss (income) attributable to noncontrolling interests	70	$0.10	(6)	($0.01)	59	$0.09	(7)	($0.01)
Adjustment of redeemable noncontrolling interests to redemption value	(7)	($0.01)	(7)	($0.01)	(21)	($0.03)	(20)	($0.03)
Net income attributable to CRH for EPS	1,238	$1.86	1,496	$2.21	2,534	$3.79	2,708	$3.99
Impairment of property, plant and equipment and intangible assets	98	$0.15	40	$0.06	146	$0.22	40	$0.06
Impairment of equity method investments (net of tax)	56	$0.08	–	–	56	$0.08	–	–
Net income attributable to CRH for EPS – pre-impairment (i)	1,392	$2.09	1,536	$2.27	2,736	$4.09	2,748	$4.05

(i) Reflective of CRH’s share of impairment of property, plant and equipment and intangible assets ($146 million and $40 million, respectively, for the nine months ended September 30, 2026 and September 30, 2025) and equity method investments including tax impact ($56 million and $nil million, respectively, for the nine months ended September 30, 2026 and September 30, 2025).
Adjusted Diluted EPS: Management has introduced Adjusted Diluted EPS, a non-GAAP financial measure, as of this update to 2026 guidance, following the Arcosa Acquisition, and the launch of a company-wide transformation initiative under Velocity. Management expects these activities to give rise to acquisition, integration and transformation-related costs, that management believes reduces the comparability of the Company’s results across periods. Adjusted Diluted EPS adjusts for items that affect comparability on a period-to-period basis, including substantial acquisition and integration-related costs, transformation-related costs, Loss on impairments, gain/loss on divestitures and investments, pension expense/income excluding current service cost component, and the related tax impact of such adjustments. An adjustment is also included for the after-tax impact of amortization of acquired intangible assets because the amount and timing of this expense is impacted by the timing, size, number and nature of acquisitions completed. Management uses Adjusted Diluted EPS, together with Diluted EPS, to evaluate the Company’s underlying profit performance and intends to present it on a consistent basis in future periods. Adjusted Diluted EPS differs from Diluted EPS pre-impairment which continues to be presented for actual results for the third quarter of 2026.
Management believes these adjustments provide investors with a meaningful, consistent comparison of our underlying performance and profitability. Adjusted Diluted EPS should not be considered in isolation or as an alternative to Diluted EPS calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies.
Reconciliation to the most directly comparable GAAP measure for the mid-point of the 2026 Adjusted Diluted EPS guidance is presented below:

in $ billions, except share and per share data	2026 Mid-point	Per Share - diluted Mid-point
Weighted average common shares outstanding – diluted	670.5

Net income	3.2	$4.83
Net (income) attributable to redeemable noncontrolling interests	–	($0.04)
Net loss attributable to noncontrolling interests	0.1	$0.06
Adjustment of redeemable noncontrolling interests to redemption value	(0.1)	($0.11)
Net income attributable to CRH for EPS	3.2	$4.74
Loss on impairments (net of tax) (i)	0.2	$0.30
(Gain) on divestitures and investments	(0.3)	($0.41)
Substantial acquisition and integration-related costs	0.2	$0.28
Amortization of acquired intangibles	0.2	$0.29
Other (ii)	0.2	$0.28
Net income attributable to CRH for Adjusted EPS	3.7	$5.48

(i) Reflective of CRH’s share of impairment of property, plant and equipment, intangible assets and equity method investments including tax impact, as reported for the nine months ended September 30, 2026.
(ii) Other primarily relates to pension income excluding current service cost component, transformation-related costs and tax related to the above adjustments.
CRH Q3 2026 Results 14

Exhibit 99.1
Appendix 4 - Disclaimer/Forward-Looking Statements

In reliance upon the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding CRH's outlook for 2026 and 2027, including market dynamics and demand among CRH's platforms; plans and expectations regarding public investment in infrastructure and continued reindustrialization activity; plans and expectations regarding pricing momentum, costs, demand, and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in key end-markets and other regions where CRH operates; expectations with respect to the impact of further potential changes to global trade policies; plans and expectations regarding acquisitions and divestitures; statements regarding the Arcosa Acquisition, including expected synergies, accretion and financial impact; CRH’s expected financial performance following the completion of the Arcosa Acquisition; statements regarding the M&A pipeline and other value-accretive opportunities; statements regarding the reallocation of capital; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; plans and expectations regarding Velocity, including expected run-rate benefits, costs, timing and impacts; plans and expectations regarding the new share buyback program; expectations regarding CRH's credit rating; and plans and expectations regarding CRH's 2026 full year performance, including net income, Adjusted EBITDA, Diluted EPS, Adjusted Diluted EPS, capital expenditures, assumed interest expense, assumed effective tax rate, expected transformation-related and acquisition and integration-related costs.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, but are not limited to: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures; risks that the Arcosa Acquisition disrupts CRH’s current plans and operations; the ability to integrate Arcosa successfully and to recognize the anticipated benefits of the Arcosa Acquisition; the amount of costs, fees, expenses and charges related to the Arcosa Acquisition; the indebtedness incurred to finance the Arcosa Acquisition and its effect on CRH’s financial condition; the failure to realize the anticipated benefits of Velocity, or higher than expected costs or disruption associated with its implementation; diversion of management’s attention from ongoing business operations and opportunities; potential litigation relating to the Arcosa Acquisition; the effect of the Arcosa Acquisition on CRH’s and Arcosa’s business relationships, operating results and business generally. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this document including, but not limited to, the risks and uncertainties described herein and in “Risk Factors” in the 2025 Form 10-K and in our other filings with the SEC.
CRH Q3 2026 Results 15